ISSUER FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-203363
January 25, 2016

Nordic Investment Bank

On January 25, 2016, Nordic Investment Bank (“NIB” or the “Issuer”) filed Amendment No. 3 to its Annual Report on Form 18-K for the fiscal year ending December 31, 2014, including Exhibit X. Fiscal Agency Agreement Amendment No. 3 dated January 25, 2016 and Exhibit XI. Selling Agency Agreement Amendment No. 3 dated January 25, 2016 to its registration statement number 333-203363 on Schedule B (the “Registration Statement”).

Pursuant to Exhibit X. Fiscal Agency Agreement Amendment No. 3 and Exhibit XI. Selling Agency Agreement Amendment No. 3, the maximum principal amount of NIB’s Medium-Term Notes, Series D (the “Notes”) that may be issued has been amended from a cumulative limit of U.S. $20,000,000,000 to a limit of U.S. $20,000,000,000 in Notes outstanding at any one time.

Amendment No. 3 to NIB’s Annual Report on Form 18-K for the fiscal year ending December 31, 2014 is available on the SEC’s Web site at:

http://www.sec.gov/Archives/edgar/data/357024/000119312516436187/0001193125-16-436187-index.htm.

The prospectus supplement and related prospectus to the Registration Statement is available on the SEC’s Web site at:

http://www.sec.gov/Archives/edgar/data/357024/000119312515225411/d945231d424b2.htm.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 (toll free) or Goldman, Sachs & Co. at 1-866-4712526 (toll free).

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